Exhibit 23.3

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

Jingtian & GongCheng LLP

34/F, Tower 3, China Central Place

77 Jianguo Road, Beijing 100025

People’s Republic of China

April 28, 2025

Re: Consent Letter on Recon Technology, Ltd – Form F-1

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Recon Technology, Ltd (the “Company”), a company incorporated under the laws of the Cayman Islands in connection with the filing on Form F-1 for the registration and proposed maximum aggregate offering of up to $20,000,000 of Class A Ordinary Shares, $0.0001 par value. The Class A Ordinary Shares are being registered by the Company, which has engaged AC Sunshine Securities LLC to act as the placement agent in connection with the offering of the Company’s Class A Ordinary Shares.

We hereby consent to the reference to our name in such registration statement.

This Consent is rendered solely to you for the filing on Form F-1 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Jingtian & Gongcheng LLP
Jingtian & Gongcheng LLP